FL(FULL PAYOUT):2009	Exhibit 10.2

Leasing Agreement
Agreement Number: MSL09092901

Lessee Details
Lessee: Zhumadian Zhongpin Food Co., Ltd			Contact Name Jiangtao Jing		Business License Registration Number: 4128231004005
Company Types:	☐government authority	☐ wholly foreign-owned enterprise	☐ private company	☐state-owned enterprise	✓other (specify): limited liability company
Address: Industrial Concentration Area, Suiping county, Zhumadian city, Henan province ☐
Mailing Address: Financial Management Center No.21 Changshe Road, Changge City, Henan Province (461500)					Are you a customer of De lage lander currently? No
Phone：0374-6219316		Fax：0374-6219316			Cell Phone No.：13837407550
Bank: Agricultural Bank of China	Branch: Suiping Branch	Account Number： 16-620101040003002

Equipment Details
Brand	Model	Serial Number	Date of Manufacture
-	Slaughtering facilities, fleshing machine (see equipment list)			new	√used	number of hours used (if used) ☐
Expected Delivery Date: has been delivered	Delivery Address: Industrial Concentration Area, Suiping County, Zhumadian City, Henan Province				Place of Use: same as delivery address
If the space of above table is not enough, other information about the equipments can be listed in the appendixes of this agreement.

Payment Details
Down payment Lessee should pay to lessor within (3) days after the commence date of this Leasing Agreement	RMB [1,000,000,00]
Please remit above fund to the following account of our company:
Beneficiary: Lachlan Dayton Financial Leasing (China) Co., Ltd.

Bank: Industrial and Commercial Bank of China, Shanghai Branch, 2nd Sales Department
Account number: 1001190709016238345

Deposit： Lessee should pay to lessor within (3) days after the commence date of this Leasing Agreement	RMB [3,615,000,00]
Management Fees: Lessee should pay to lessor within (3) days after the commence date of this Leasing Agreement	RMB [6,000,000,00]
Before the commence date of lease, if the lessor adjust the rents agreed under this agreement, the adjusted rent will be effective immediately from the commence date of this agreement.

After the commence date of lease, if the lessor adjusts the rents agreed under this agreement, the adjusted rents will become effective since the January 1st after the year when People's Bank of China adjusts the corresponding RMB benchmark interest rate.

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 1

FL(FULL PAYOUT):2009

Leasing Details
Lease Term	[36] months
Payment at the beginning of the period: If the commence date of lease is a day between the 11th and 25th of a calendar month, the first instalment of rent shall be due on the 25th of this month, if the commence date of lease is a day between the 26th of a calendar month and the 10th of next calendar month, the first instalment of rent shall be due on the 10th of the next calendar month,. The rents for each subsequent phase will be due on corresponding days of the subsequent corresponding months.

Payment at the end of the period: If the commence date of lease is a day between the 11th and 25th of a calendar month, the first instalment of rent shall be due on the 25th of the [ ]th month, if the commence date of lease is a day between the 26th of a calendar month and the 10th of next calendar month, the first instalment of rent shall be due on the 10th of the [ ]th month counted from the next calendar month. The rents for each subsequent phase will be due on corresponding days of the subsequent corresponding months.

Rent for Each Period	RMB [1,205,000.00]
Number of Instalments	[36] instalments
√ monthly payment ☐quarterly payment ☐ half-year payment √ payment at the beginning of the period
☐payment at the end of the period

The lessee has read, understood and agreed with this Leasing Agreement. Sign, delivery of this leasing agreement, and payment of any instalment by lessee to the lessor should only constitute an irrevocable offer issued by the lessee, this leasing agreement will become effective and binding only after lessor accepts and signs it.

Lessee: Zhumadian Zhongpin Food Co., Ltd

(Seal and Signature)

/s/ Li Haobin

Date: November 4, 2009

Lessor: De Lage Landen (China) Co., Ltd.

(Seal and Signature)

/s/ De Lage Landen (China) Co., Ltd.

Date: November 4, 2009

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 2

FL(FULL PAYOUT):2009

Terms and Conditions of Leasing Agreement

1. Leasing: For purpose of the sale and leaseback, according to the terms and conditions of this leasing agreement, the lessor  has agreed to purchase from and lease out to the lessee, the lessee agreed to sell to lessor  and leaseback any equipment listed above and specified in the Appendixes, including all exchange parts, maintenance parts, adjunction parts and accessories ("Equipment"). The lessor and the lessee sign a separate agreement for the sale and purchase of equipments.

2. Purchase, delivery and acceptance: The lessee relies entirely on their own skills and judgments on choosing equipment and vendors, has not depend on the lessor in any way, and has not been affected by the lessor, so the lessee takes full responsibility for their choices and decisions. The lessee has purchased and accepted equipments before the signing of this Agreement; the lessee confirms that the equipments are in good working condition. The lessee shall sign and submit to the lessor a taking-over certificate in the format provided by lessor (see appendix). The taking-over certificate shall be sent out five days after the signing of this Agreement. If the lessee fails to submit the appropriate signed taking-over certificate to the lessor within the above time limit, then the lessee will be deemed as accepting the equipments, under such circumstance, the date of acceptance of equipment is fifth day after the signing of this Agreement. Lessee signs taking-over certificates or be deemed as accepting equipments under this section, this is to say that equipments in perfect condition have been completely delivered to the lessee by the lessor.

3. Term and payment: Lease term starts from the day of lease commencement date, and continue until the expiration of the above lease term. Lease commencement date is the day of lessor pays RMB [35,785,000.00] for the surplus amount of equipments according to the amount agreed in the transfer contract (the "Transfer Contract") signed by lessor and lessee, contract number of this transfer contract is [MSL09092901-1]. The lessee should pay the rental of each term based on the payment detail table. Rental payment obligations and other obligations of the lessee are absolute and unconditional, without any reason, including but not limited to, any cancellations, reduce, offset, anti-request or other defences because of claims against the vendors or any third party the lessee. This lease is irrevocable. If the People's Bank of China adjusts the RMB benchmark interest rate of the same period, the lessor has the right to adjust the rent accordingly. If the lessor adjusts the rentals agreed under this agreement, the adjusted rentals will be effective on January 1 of the year after the People's Bank of China adjusts the RMB benchmark interest rate over the same period.

4. Delay penalty: If the lessee fails to pay any payables under the leasing agreement, then the lessee shall, pay interest of these late payments to the lessor on a 2% monthly interest rate from the due date until the actual payment date (including the date before, of or after judgement).

5. The transfer of ownership of equipment: When the lease term expires, if there is no event of default occurred, the ownership of equipments will be transferred to the lessee for free, the leasing agreement shall be terminated.

6. Assurance and claims: The lessor only lease the equipments to the lessee according to its "status quo". The lessor will not give any express or implied warranty for the equipments, including but not limited to, warranty for merchantability or fitness for a particular purpose of the equipments. Serious consequence, indirect loss or loss of profits caused by any breach of warranties or representations, or by the use or operation of the equipment, the lessor assumes no responsibility. The lessor  confirms that the lessee is not an associated company or agent of the vendor or manufacturer, then the lessor  assumes no responsibility for any guarantees made by the vendor and/or manufacturer. Lessee further confirms that equipment will be used only for business purposes, not for personal, family or household purposes. If the lessee suffers any damage or loss due to any defects of equipment delivery, installation, inspection, use, operation, maintenance, equipment or software or related services, or any breach of vendors or service providers, the lessee should claim directly against vendor or other related parties, but shall not carry out any recourse against the lessor, and such claim shall not affect the lease payment obligations and any other obligations of lessee under this leasing agreement.

7. Ownership and equipment inspection: Lessor has the ownership right of the equipments and is the sole owner of the equipments. The lessee is only entitled to use the equipments throughout the lease term by complying with all the terms and conditions of this leasing agreement. The lessee shall take all necessary measures to protect and ensure the ownership of the equipment by the lessor. Unless there are prohibiting provisions under the laws and administrative regulations, the lessor has the right to inspect equipments within a reasonable time and stick markings on them to show the ownership of the equipments, the lessee shall allow the lessor to enter into the location of the equipments.

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 3

FL(FULL PAYOUT):2009

8. The usage, supply and maintenance: The lessee shall only store and use equipments on the place of use of equipments. Without the prior written consent of the lessor, the lessee shall not remove equipments; the lessor  may not refuse to give consent without reasonable excuse. The lessee should use equipments in safety, prudent and proper ways, and in accordance with the applicable insurance policy, all applicable laws and regulations, as well as instructions of vendors or manufacturers. Lessee shall keep the equipments in good maintenance and working condition at their own expense, except for normal wear and tear. All used or installed exchange parts, maintenance parts and adjunction parts of equipment should automatically become the property of lessor. The lessee shall ensure that the equipment is repaired by qualified personnel based on the recommendations of vendors. The lessor is not responsible for the provision of any maintenance or service for equipments. The lessee shall not in any case allow the equipments in worn, corrosion or abnormal working environment. The lessee shall not fix the equipments at any land, buildings or houses so that the equipments becomes part of the land, buildings or houses.

9. Transfer: Without the prior written consent of the lessor, the lessee shall not shift, sell, sublease, transfer, mortgage, pledge, lien the equipments and any right under this agreement or set any encumbrances. The lessor can sell or transfer the equipments, the leasing agreement or any right under this leasing agreement without the prior written consent of the lessee, but should not affect the right of the lessee to use the equipments under this leasing agreement. This leasing agreement is binding on the transferee and successors of both parties of this leasing agreement.

10. Insurance: During the lease term, the lessee shall based on the requirements of lessor continually purchase the relevant insurance for the equipments at an amount which is not less than the amount of the purchase price. The lessor is the only beneficiary. The lessee will provide copies of insurance policy to the lessor as required by the lessor. Purchasing these insurances by lessee does not relieve the responsibility of lessee for loss or damage of the equipments. If insured event occurs, the lessee shall immediately notify the lessor, and provide all the necessary documents in order that the lessor can receive insurance money.

11. Loss or damage: The lessee shall bear the loss, destruction or damage risk of equipments. Any such loss, destruction or damage will not exempt the lessee from any obligations under the leasing agreement. If the lessor believes these equipments can not be repaired (including the economic irreversible), as demanded by lessor, the lessee shall pay lessor all payable rentals lessee needs to pay (but unpaid) at the natural expiration of the lease term, and other due and outstanding amounts that lessee should pay to leaser under this leasing agreement, deducting the insurances lessor has already received  for this reason (if any), the leasing agreement will be terminated to when the lessor receives such sum of money.

12. Compensation: Any loss or damage resulted from the installation, manufacturing, conditions, use or operation of equipments, including but not limited to the resulting personal injury or third party property damages, the lessor assumes no liabilities. The lessee has agreed to compensate the lessor for all loss, damage or claims caused by lessee, and keep leaser away from suffering such claims. Even if this leasing agreement is terminated, the compensation provisions remain effective.

13. Taxes: The lessor and the lessee shall pay their respective tax payables in accordance with the laws and regulations of PRC. If after the commencement of this leasing agreement, the laws of PRC amended, revised or added, leads to the tax burden of the lessor  related to this leasing agreement increases, including but not limited to, business tax, the lessee shall compensate the lessor of the increase in the tax. The lessee shall be responsible for handling the approval, registration, inspection and filings of equipments and this leasing agreement in the relevant agencies and various formalities required by laws and regulations and other provisions, and bear all related costs.

14. Lessee assurance: The lessee makes representations and warranties herein: a) the lessee has been granted proper authorization for signing, delivering and performing this leasing agreement and conducting all necessary corporate actions; b) the individual who signs this leasing agreement has been duly authorized to sign; c) the lessee undertakes that all the necessary registration procedures for approval has been performed; d) the lessee complies with all PRC laws and regulations; e) the leasing agreement constitutes legal, valid and binding obligations of the lessee that should be implemented according to the provisions.

15. Deposits: No deposits accrue interest. Lessor may use any part of deposits for remedy in the events of default, and offset other payables, delay penalties and payable rentals in order, under such circumstances, the lessee shall immediately make up the deducted amount of deposits. If no event of default occurs, the deposits will be used to offset the ending rental. If the lessee rejects the equipments or any event of default by lessee before the term commences, the lessor has the right not to return the deposits.

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 4

FL(FULL PAYOUT):2009

16. Events of default: The occurrence of any of the following events constitutes an event of default: A) the lessee failed to pay any rental or any other due sums; B) the lessee, and/or guarantor violated any guarantee or any other obligations under this leasing agreement, or the lessee, and/or guarantor of breaks any other agreements with the lessor or with the members of Rabobank Group; C) the lessee or any guarantor died; D) the lessee became bankrupted or can not pay due debts; E) the lessee stops normal operations; F) all current management or key personnel of the lessee have been replaced or cut back; G) the lessee merger or consolidated with other entities, or transferred all or major assets, or the leaser believes that ownership structure of the lessee has changed substantially; H) the lessor believes that the financial position of lessee has been worse substantially; I) the lessee, any guarantor or any partner voluntarily or involuntarily filed in bankruptcy, liquidation, reorganization, debt restructuring or similar relief application based on "PRC Enterprise Bankruptcy Law," or other existing or future bankruptcy or liquidation laws and regulations, or lessee, the guarantor or partner, or its main part of the assets has been settled on particular trustee, receiver or liquidator; J) the lessor believes that the operation of lessee has occurred some other significant changes; K), ratio between the total consolidated debt ("Debt") and Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") guaranteed under this agreement (i.e. quotient derived from total liabilities divided by EBITDA): (1) shall be less than [2.5] in fiscal year 2009, (2) shall be less than [2.2] in fiscal year 2010, (3) shall be less than [2.0] in fiscal year 2011; L) under this Agreement within the warranty period, Interest Coverage in the consolidated statements of guarantor shall be greater than 5 times; M ) under this agreement, within the warranty period, capitalized expenditure ("CAPEX") in the consolidated statements of guarantor should be less than RMB 0.6 billion.

Under this Leasing Agreement:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") means operating profit before deducting any interest expense, related taxes, depreciation and amortization expenses.

Interest coverage ratio ("Interest Coverage") means the quotient derived from EBITDA divided by the paid interest.

Capitalized expenditures ("CAPEX") mean to the total amount of net investment of fixed assets and financial assets.

17. Remedies: In the case of an event of default, the lessor may exercise one or more of any following remedies: 1) announced that all the remaining unpaid rentals within the lease term are become due and should be paid immediately, require lessee to pay all rentals and any other payments incurred or expedited under this leasing agreement and any other agreements; 2) requires the lessee to pay fines for delay; 3) requires the lessee to return the equipments, and in the case of the lessee failed to return the equipments, access to the place for equipments and take back to the equipments autonomously or through the judicial procedures; 4) terminates this leasing agreement; 5) requires the lessee to bear all costs of the lessor arising from the execution of any of the rights and remedies under this leasing agreement, including all costs generated from the getting back, removal, storage, transportation, maintenance, sale and disposition of equipment, as well as reasonable attorney fees; 6) requires the lessee to compensate lessor for losses resulting from the breach of contract. If the equipment has been returned to the lessor or the lessor has got back, the lessor has the right to dispose the equipment by their-selves without noticing the lessee. The net income after deducting costs and expenses of those disposals will be used to pay the payment obligations of lessee, if not enough, the lessee should continue to compensate. If there is money left after the repayment, those money belongs to the lessor.

18. Termination: If the lessee refuses to issue taking-over certificate, or any event of default occurred prior the commence date of term, the lessor has the right to terminate the leasing agreement. If this leasing agreement terminated for this reason or reasons that are not attributable to the lessor, the lessee shall be responsible for and compensate for all losses and therefore costs suffered by the lessor, including but not limited to the payments, taxes and other payments that the lessor paid to the seller, government agencies and/or any third party according to this leasing agreement. Except of having prior written consent of the lessor, the lessee has no right to terminate this leasing agreement.

19. Governing law and jurisdiction: This leasing agreement shall be governed by PRC laws. Any dispute arising from or related to this leasing agreement, if cannot be negotiated, should be submitted to the Shanghai-based China International Economic and Trade Arbitration Commission Shanghai Branch, shall be arbitrated in accordance with its arbitration rules. The arbitral tribunal shall be consisted by three arbitrators, the lessor and the lessee can choose their respective arbitrator, presiding arbitrator shall be appointed in accordance with its arbitration rules by the Arbitration Commission. Arbitration award is the final and binding upon both parties, and the costs of arbitration shall be borne by the losing party.

20. Notice: The written notice shall be considered as arrived according to the following methods: If handed by specially-assigned person, at the time of delivery; if by mail, then at the time of mail was posted and prepaid, and on the 5th day after being putted in the envelope with the correct address, the correct address should be the above-mentioned address of lessee and the address specified on the invoice that lessor issued to the lessee, or any other address provided any party later on in writing; if by fax, at the time of receiving identifiable documents. If the communication is received at non-business day or after the business hours of the receiving unit, it will only be considered as arrived at the next business day of the receiving unit.

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 5

FL(FULL PAYOUT):2009

21. Offset: The lessor is entitled to use any payments of the lessee to directly offset the rental payables, delay fines or any other payables should be paid by the lessee. Unless having the prior written consent of the lessor, the lessee shall not unilaterally offset any of its debt with the lessor against any of its credit with lessor, even though the credits and debts matured.

22. Cumulative rights: Each right or remedy of the lessor under the leasing agreement are cumulative and not exclude any rights or remedies conferred bylaw.

23. Entire agreement; severability: This Agreement constitutes the full leasing agreement regarding the equipments between the lessor and the lessee, replaces any previous understandings and agreements. Written documents which are not signed by both parties, any waiver, amendment or change of the terms of this leasing agreement, will not be binding on any party. If any provision of this leasing agreement is invalid or unenforceable for any reason, that provision shall be treated as divisible from other provisions of this Agreement and does not affect or prejudice the validity and enforceability of other provisions. If this leasing agreement is invalid because of the lessee, such invalidity shall not affect the validity of provision 17 of this leasing agreement, the lessor has the right based on this provision to the extent permitted by law, requires the lessee to compensate for all direct and indirect losses suffered by the lessor.

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 6

FL(FULL PAYOUT):2009

Appendix

Form of Acceptance Certificate

To: De Lage Lander (China) Co., Ltd. ("Lessor")

Acceptance Certificate

This acceptance certificate is the taking-over certificate for the No. [MSL09092901] leasing agreement (the "Agreement") between us.

This certificate is the taking-over certificate described in provision 2 of this agreement.

Unless otherwise provided herein, the bold terms in this acceptance certificate should have the same meaning as in the agreement.

Under the terms of the agreement, we acknowledge that:
(a) we have fully examined the following equipments;
(b) equipments are in good condition, meet our requirements in all respects;
(c) we hereby confirm that we have fully accepted the equipments; and
(d) by signing this acceptance certificate, we herein clearly, unconditionally and irrevocably authorized the lessor pay for the equipments at the purchase price to the transferor under the "Transfer Contract".

Equipment List

Name of Equipment	Supplier (Manufacturer)	Model	Transfer Price	Device ID
Liquid Ammonia Refrigeration Screw Compressor Unit (Including Controlling Cabinet)	Yantai Moon Co., Ltd.	KA20CBY	515,523.17	020001
Liquid Ammonia Refrigeration Screw Compressor Unit (Including Controlling Cabinet)	Yantai Moon Co., Ltd.	KA16CBY	258,810.47	020002
Liquid Ammonia Refrigeration Screw Compressor Unit (Including Controlling Cabinet)	Yantai Moon Co., Ltd.	JKA12.7CBY	259,211.02	020003
Liquid Ammonia Refrigeration Screw Compressor Unit (Including Controlling Cabinet)	Yantai Moon Co., Ltd.	KA20CBY	174,937.81	020004
Liquid Ammonia Refrigeration Screw Compressor Unit (Including Controlling Cabinet)	Yantai Moon Co., Ltd.	KA16CBY	258,810.47	020005
Siphon Pot	Yantai Moon Co., Ltd.	UZ-3.5	232,157.72	020006
Liquid Reservoir	Yantai Moon Co., Ltd.	ZA-10	34,991.31	020007
Low Pressure-Cycled Barrel	Yantai Moon Co., Ltd.	ZDX-4L	55,119.62	020012
Ammonia Storage Tank	Yantai Moon Co., Ltd.	ZA-5	10,869.77	020013
Horizontal Evaporator	Yantai Moon Co., Ltd.	WZA-200	57,234.14	020014
Shielded Ammonia Pump	Dalian Hermetic Pump Co., Ltd	CAMA2/4	31,724.42	020015
All-in-one New Blower Set	Yantai Moon Co., Ltd.	AHDFS120H	11,632.22	020016
Small Pump (Kay-Chuen), Glycol Circulating Pump	Shanghai Kaiquan Pump Limited Liability Company	FLG25-160	5,408.58	020020
Evaporated Condenser	Long Hua Luoyang Refrigeration Equipment Co., Ltd.	ZFL2000	810,571.61	020021

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 7

FL(FULL PAYOUT):2009

Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	CFD-500A	94,566.68	020022
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	CFD-400A	641,088.43	020023
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	DFD-400A	85,478.44	020024
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	DFJ-350A	610,384.97	020025
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	GFJ-250A	109,304.34	020026
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	DFD-200A	44,704.25	020027
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	DFL-250-00	319,316.00	020028
Hanging Air Cooler	Zhejiang Upwind Industrial Co., Ltd.	DFL-200-00	133,867.07	020029
Air Conditioning System	Yantai Moon Co., Ltd. Yixing City Huaxin Refrigeration Equipment Co., Ltd. Zhejiang Upwind Industrial Co., Ltd.Henan Puyang Changxing Antiseptic Co.Ltd For Equipment, South of Henan Branch		6,287,815.94	020030
Atlas Copco Screw Air Compressor	Henan Province, Guoxin Electrical Complete Equipment Co., Ltd.	GA22P-10	166,890.05	020031
Fleshing Machine	Jining Xinglong Food Machine Manufacturing Co., Ltd. Hicook		15,017,074.20	020032
Slaughtering Equipment, Beam Production And Installation Engineering	Jining Xinglong Food Machine Manufacturing Co., Ltd. Suiping County Henan Electric Installation Co., Ltd.		6,274,333.35	020033
Kitchen Equipments			71,393.11	020034
Sister Block		＄65(stainless steel)	59,249.23	020035
Corss Arm		L=520(stainless steel)	22,430.01	020036
Bone Saw	Jiaxing Kai Machinery Manufacturing Co., Ltd.		15,672.00	020037
Oil-Immersed Power Transformers, High And Low Pressure Cabinet	Suiping County Henan Electric Installation Co., Ltd.		843,600.00	020038
Main Cable	Suiping County Henan Electric Installation Co., Ltd.		1,309,337.45	010001
Pump	Shanghai East Pump (Group) Co., Ltd.		86,117.45	010002
The Well	Henan Zhicheng Geological Engineering Co., Ltd.		123,728.05	010003

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 8

FL(FULL PAYOUT):2009

Industrywasher	Taizhou Taifeng Machinery Equipment Manufacture Co., Ltd.	15,817.50	020039
Industrial Spin-Drier	Taizhou Taifeng Machinery Equipment Manufacture Co., Ltd.	9,666.20	020040
Industrial Drying Machine	Taizhou Taifeng Machinery Equipment Manufacture Co., Ltd.	11,423.80	020041
WP Water Proofing Platform Scale	Mettler - Toledo (Changzhou) Weighing Equipment System Co., Ltd.	79,579.55	020042
Metal Detector	Shanghai Dangdang Electronic Technology Co., Ltd.	28,119.95	020043
Door Insulation	Kaifeng, Central China Refrigeration Equipment Engineering Co., Ltd.	2,372,625.00	020044
Airshower	Zhucheng Xinfeng Machinery Co., Ltd.	142,357.50	020045
Lifting Platform For Unloading Pig	Changge Huanyu Automatic Door Facility	16,696.30	020046
Ozone Generator	Zhengzhou Sankang Sino-Environment Tech	44,106.91	020047
Iron Gate	Henan Xinzheng Kangda Machinery plant	8,857.80	020048
Telescopic Door	Henan Xinzheng Kangda Machinery plant	24,452.05	020049
Cold Storage Door	Yixing City Huaxin Refrigeration Equipment Co., Ltd.	544,824.95	020050
Automatic Binding Machine	Shanghai Yiqun	50,967.55	020051
Vertical Lift Gate	Henan Xinzheng Kangda Machinery plant	13,181.25	020052
Stainless Steel Trench Cover	Henan Zhongpin food share Co., Ltd	87,875.05	010004
Boiler Water Treatment	Xuchang Lanjian Maxtech Technologies Company	8,084.45	010005
Compressor	Henan, Guoxin Electrical Complete Equipment Co., Ltd.	118,631.25	020052
Door Seal and Collision Device	Nanjing Tiannuo Cold Storage Door Co., Ltd	39,807.30	020053
Stainless Steel web	Shandong Boxing Boda Kitchen Machinery Plant	33,533.10	020054
Pre-Cooling Tray	Shandong Boxing Boda Kitchen Machinery Plant	36,415.45	020055
Tool Storage Cabinet	Shandong Boxing Boda Kitchen Machinery Plant	17,926.50	020056
Platform Scale	Zhengzhou Sethweighing Equipment System Co., Ltd	36,907.50	020057
Livestock Scales, Track Scales	Mettler - Toledo (Changzhou) Weighing Equipment System Co., Ltd.	75,133.05	020058
Sewage Treatment Equipment	Beijing Sida Chuangjie Environment Engineering Company Limited	667,850.05	020059
Boilers	Zhengzhou Boiler Factory	281,199.95	020060
Production and Installation of Furnaces, and Chimneys, Hoods	Zhengzhou Boiler(Group) Co., Ltd	48,578.25	020061

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 9

FL(FULL PAYOUT):2009

Control Valve		7,223.96	020062
Anti-Theft Window		16,451.28	020064
Office Equipment		34,814.10	030001
Bed		37,549.73	030003
Tin	Changyuan Slaughtering Equipment Operation Department	74,110.86	020064
Freeze Frame		20,893.90	020065
Hand Truck		24,867.00	020066
Spare Wagon For Hot Fresh Food		20,001.04	020067
Pre-Cooled Wheel Barrow		26,787.02	020068
Plastic tray	Xuzhou Tote Box Modeling Factory	181,390.09	020069
Tote Box	Xuzhou Tote Box Modeling Factory	295,452.69	020070
Pulley		15,592.77	020071
Console		52,413.02	020073
Tote Box		29,051.67	020076
Stripper		47,170.81	020077
Tote Box		40,841.87	020078
Sprinkler	Henan Benma Company	28,194.12	040002
Air Conditioning	Zhuhai Gree Electric Appliances or Guangdong Galanz Group Co Ltd	34,594.04	030005
Computer		65,957.67	030009
Computer Equipment		98,670.80	030010
Total		41,000,000.00

/s/ Li Haobin
Zhumadian Zhongpin Food Co., Ltd (Seal) Signature
Date

De Lage Landen (China) Co., Ltd. 1105, 11F, Azia Center, 1233 Luijazui Ring Road, Pudong Shanghai 200120 China Tel: +86 21 6888 9696 Fax: +86 21 6888 1530	Ex. 10.2 - 10